NEWS RELEASE

Barry S. Logan	Anthony Maresca
Watsco, Inc.	ACR Group, Inc.
2665 S. Bayshore Drive - Suite 901	3200 Wilcrest Drive, Suite 440
Miami, Florida 33133	Houston, Texas 77042
(305) 714-4102	(713) 780-8532
e-mail: blogan@watsco.com	amaresca@acrgroup.com

For Immediate Release:

Watsco to Acquire ACR Group, Inc.
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ACR to Add 54 Locations in Watsco Network in Key HVAC Markets

COCONUT GROVE, FLORIDA, July 5, 2007 – Watsco, Inc. (NYSE:WSO) and ACR Group, Inc. (AMEX:BRR) today announced that they have executed a definitive merger agreement under which Watsco will seek to acquire ACR’s outstanding common stock in a cash tender offer of $6.75 per share.

With annual sales of $240 million in its most recent fiscal year, ACR is one of the nation’s largest distributors of air conditioning and heating products.  Founded in 1990, ACR is based in Houston, Texas and operates from 54 locations serving over 12,000 air conditioning and heating contractors throughout Florida, Texas, California, Georgia, Tennessee, Arizona, Colorado, Louisiana, Nevada and New Mexico.  ACR has 503 employees and distributes a full line of air conditioning and heating equipment and related parts and supplies consisting of approximately 20,000 SKUs.  ACR ranked #7 in Supply House Times magazine’s 2007 list of the top 50 HVAC distributors in the United States.  Additional information about ACR may be found on the Internet at www.acrgroup.com.  ACR trades on the American Stock Exchange under the symbol “BRR”.

Albert Nahmad, Watsco’s President and CEO, commented, “We are very pleased to welcome ACR’s employees to the Watsco family. We recognize that ACR’s success over the years is based on the strong relationships this organization has built with HVAC contractors who want the very best service and a broad range of products available at convenient locations.  ACR will operate as a subsidiary of Watsco under its present name and superb management team and Watsco will provide resources where needed to assist with ACR’s growth plans.”

Alex Trevino, Jr., ACR’s Chairman and CEO, stated, “Watsco is the recognized leader in the HVAC distribution industry.  Al Nahmad has done a phenomenal job building Watsco to its present size, and we are pleased to add ACR to the stable of fine companies that comprise the Watsco family.  Watsco’s culture of allowing its business units to operate relatively autonomously while providing support as needed to foster growth is synonymous with the business model that we developed at ACR.  With the resources of Watsco supporting us, our employees should continue to thrive and sustain the dynamic growth rate that has characterized our company in recent years.”

Watsco has agreed in the merger agreement to commence a tender offer for ACR’s outstanding common stock as soon as practicable at a price of $6.75 per share, a 42% premium to the ninety-day average closing price.  ACR’s board of directors has unanimously recommended that ACR’s shareholders tender their shares in the offer.  Executive officers of ACR and their affiliates have agreed to support this transaction and to sell shares representing approximately 26% of ACR’s outstanding shares to Watsco for $6.75 per share.  The completion of the tender is conditioned upon the number of tendered ACR shares and the shares purchased under the officers’ support agreements being at least 66 2/3% of the outstanding ACR’s outstanding shares, as well as regulatory approvals and other customary closing requirements.  Watsco reasonably believes it will obtain the necessary financing for the transaction and expects to close the merger transaction in August 2007.  Houlihan Lokey Howard & Zukin is acting as financial advisor to ACR and has rendered a fairness opinion to its Board of Directors with respect to the tender offer and merger.

Watsco is the largest independent distributor of air conditioning, heating and refrigeration equipment and related parts and supplies in the HVAC industry, currently operating 385 locations serving over 40,000 customers in 32 states.  Watsco’s goal is to build a national network of locations that provide the finest service and product availability for HVAC contractors, assisting and supporting them as they serve the country’s homeowners and businesses.  Additional information about Watsco may be found on the Internet at http://www.watsco.com

Important Information

The tender offer described in this press release has not yet commenced.  This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities.  The solicitation and the offer to buy shares of ACR’s common stock will only be made pursuant to an offer to purchase and related materials that Watsco intends to file with the Securities and Exchange Commission when the tender offer is commenced.  ACR will file a solicitation/recommendation statement with respect to the offer.  ACR shareholders should read all such materials carefully when they become available before making any decisions with respect to the offer because they will contain important information, including the terms and conditions of the offer.  When the offer is commenced, the materials will be available free of charge at the SEC’s website at www.sec.gov or from Watsco at 2665 S. Bayshore Drive, Suite 901, Miami, FL 33133 or by emailing your request to blogan@watsco.com.

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This document contains ‘forward-looking’ statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from these expectations due to changes in economic, business, competitive market, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s and ACR’s industry, the seasonal nature of sales of Watsco’s and ACR’s products and other risks.  Forward-looking statements speak only as of the date the statement was made.  Neither Watsco nor ACR assumes any obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information.  Detailed information about these factors and additional important factors can be found in the documents that Watsco and ACR file from time to time with the Securities & Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.